EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS – Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Epicor Software Corporation Amended and Restated 1999 Nonstatutory Stock Option Plan and the Epicor Software Corporation Nonqualified Option Agreement, of our report dated January 26, 2001, with respect to the 2000 consolidated financial statements and schedule of Epicor Software Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Orange County, California

August 6, 2003